3.1 Certificate of Amendment to the Articles of Incorporation of XIT SOLUTIONS.COM, INC.

                         CERTIFICATE OF AMENDMENT         FILED# C 13462-99
                                                                  ----------
                      TO THE ARTICLES OF INCORPORATION    OCT 30, 2002
                          XIT SOLUTIONS.COM, INC.         SIGNATURE OF
                                * * * * * *               THE SECRETARY OF STATE

     Pursuant to the provisions of the Nevada Revised Status, XIT SOLUTIONS.COM, INC., a Nevada corporation adopts the following amendment to its Articles of
Incorporation:

          1.   The undersigned hereby certify that on the 21st day of May, 2002,
                                                          ----        ---  ----
a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following was duly adopted by the Board of
Directors:

          BE IT RESOLVED: That the President and Secretary of the corporation are hereby ordered and directed to call the annual meeting of stockholders for the following purposes:

          To amend Article One to provide that the name of the corporation shall by changed from XIT SOLUTIONS.COM, INC. to ARGENTA SYSTEMS INC.

          To amend Article Four to provide for an increase in the total number of shares from Twenty-five million shares of common stock having a par value of $0.001 each to One hundred seventy-five million shares of common stock having a par value of $0.001 each and Twenty-five million shares of preferred stock having a par value of $0.001.

          2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 6,500,000 shares of the 9,000,000 shares outstanding of XIT SOLUTIONS.COM, INC. gave their written consent to the adoption of the Amendment to Article One and to Article Four of the Articles of Incorporation as follows:

          ARTICLE ONE. The name of the corporation is:
          ------------

                              ARGENTA SYSTEMS INC.

          ARTICLE FOUR. The aggregate number of shares that the corporation
          -------------
shall have authority to issue is ONE HUNDRED SEVENTY-FIVE MILLION shares of Common Stock, par value ONE MILL ($0.001) per share, and TWENTY-FIVE MILLION (25,000,000) shares of Preferred Stock, par value ONE MILL ($0.001) per share.

     No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

     No holder of securities of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the corporation now or hereafter authorized to be issued, or securities held in the treasury of the corporation, whether issued or sold for cash or other consideration or as a share dividend or otherwise. Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

          IN WITNESS WHEREOF, the undersigned being the President and Secretary of XIT SOLUTIONS.COM, INC, a Nevada corporation, hereunto affixed their signatures this 20th day of June, 2002.
                  ----           ----   ----

                                           XIT SOLUTIONS.COM, INC.


                                           By: /s/ Peter Merry
                                              -------------------------------
                                                  Peter Merry, President

                                           By: /s/ Douglas Levell
                                              -------------------------------
                                                   Douglas Levell, Secretary


[SEAL OF THE SECRETARY OF STATE]